Exhibit 99.1

State Bancorp, Inc. Reports Fourth Quarter and Year End 2009
 Results and Declares Cash Dividend of $0.05

•	Completes Previously Announced Disposition of Lower Quality and Non-Accrual Loans Resulting in Fourth Quarter and Full Year Losses

•	Reduces Non-Performing Assets by 81% to 0.6% of Loans and Leases

•	Completes $10 million Debt to Equity Exchange

•	Quarterly Net Interest Margin Improves to 4.15%

•	Reports Strong Capital Levels with Tangible Common Equity Ratio at 6.93%

•	Company Well Positioned for 2010

•	Board Declares Regular $0.05 Cash Dividend

Jericho, N.Y., January 27, 2010 - State Bancorp, Inc. (the “Company”) (NASDAQ–STBC), parent company of State Bank of Long Island (the “Bank”), today reported a net loss of $12.7 million, or $0.89 per diluted common share, for the fourth quarter of 2009 compared with a net loss of $4.1 million, or $0.30 per diluted common share, a year ago. The 2009 fourth quarter loss resulted from the Company’s successful execution of its previously announced decision to liquidate lower quality legacy loans including a significant portion of its non-accrual loans. Fourth quarter 2009 liquidation and write-down costs were $26 million (pre-tax) including required additional loan loss provisions and losses recognized on the disposition of non-accrual loans held for sale. Additionally, the Company also enhanced its capital position by exchanging its 8.25% subordinated notes (due to mature in 2013) with an outstanding principal balance of $10 million for common equity in a privately negotiated transaction with four major institutional investors.

For the year ended December 31, 2009, the Company recorded a net loss of $14.8 million, or $1.16 per diluted common share, compared with net income of $1.8 million, or $0.12 per diluted share, for the year ended December 31, 2008. Earnings per diluted common share in 2009 were also negatively impacted by quarterly dividends paid on preferred stock issued in December 2008 under the United States Department of the Treasury (the “Treasury”) Capital Purchase Program (“CPP”).

Commenting on the fourth quarter 2009 results, President and CEO Thomas M. O’Brien stated, “We continue to make very focused decisions to aggressively restructure our business, further strengthen our lending platform and to position our balance sheet for improved performance and financial strength. Throughout 2009, we proactively tackled our challenges in a way that provides greater clarity and finality so that the Company’s many stakeholders enjoy the benefits of that transparency.

"In past announcements, we have described our aggressive stance on remediating the Company’s legacy troubled loans and the many improvements we have already brought about in the quality of our loan and credit platforms and professional staff. As previously announced, we determined that the significant risks and long-term economic costs likely to be incurred in 2010 and beyond from managing lower quality and non-accrual loans had served, in part, as motivation for the decision to immediately exit these higher risk loan relationships. Long-term costs include collection, property taxes, legal, insurance, environmental, property security and the ultimate uncertainty involved in collateral valuation.

"While these actions resulted in a loss for the quarter and year, they represent important strategic steps toward significantly reducing future balance sheet risk. By eliminating the multiple distractions, inherent costs and uncertainties that these lower quality loans were consistently demanding, we are now able to more effectively deploy the Bank’s ample resources to take advantage of what I believe are attractive opportunities ahead, including organic franchise expansion and potential acquisitions.

"The Company and its subsidiary, State Bank of Long Island, both continue to benefit from a very solid capital base with ratios that are significantly in excess of the highest “well capitalized” regulatory standard. Our healthy quarterly net interest margin of 4.15% is a positive and tangible reflection of the Company’s continued ability to produce strong core net interest earnings, even in this very challenging interest rate environment. The nation’s banking industry generally remains very well capitalized but faces earnings shortfalls from weakened loan portfolios, as is typical in recessionary periods. Over time these pressures will sort themselves out through a variety of techniques including perhaps a greater number of banks deciding to adopt the more forceful and immediate measures that we at State Bank have embraced. We remain convinced that shareholders are best served by the sort of clear and proactive measures which we employ.

"The national and local economies remain fragile with low levels of economic activity and high unemployment rates. Business conditions remain subdued and that uncertainty is serving to limit both consumer and corporate spending.  While the recession may have technically ended, meaningful growth will only return when renewed economic activity drives corporate hiring. Commercial and residential real estate values in our market appear to have stabilized at lower levels but, locally, are burdened by high maintenance costs including an ever increasing state and local tax burden.

"Entering 2010, the Company and the Bank are distinctly well positioned.  The allowance for loan losses is at a level in excess of 2.6% of total loans, non-accrual and higher risk loans have been significantly reduced and margins remain very strong.  While none of our actions are necessarily cure-alls and additional credit costs are inevitable, I believe that we have taken a major step forward by removing these toxic assets from the Company’s balance sheet, thereby positioning the Company to begin approaching normal earnings power in 2010 and beyond. I am convinced that these fourth quarter actions were both vitally important and strategically required, and I firmly believe that we are a much stronger Company for having consistently confronted challenges rather than simply ignoring or delaying what I am convinced is the inevitable day of reckoning inherent in such loans. With the Company’s capital strength and earnings capacity in mind, we expect to evaluate opportunities to repay the capital received through the Treasury’s Capital Purchase Plan in a manner and timeframe that will best serve our shareholders’ interests.”

Performance Highlights
•Net Interest Margin: Net interest margin increased to 4.15% in the fourth quarter of 2009 versus 4.08% in the fourth quarter of 2008 and 4.06% in the third quarter of 2009.

•Capital Strength: The Company’s Tier I leverage capital ratio was 8.68% at December 31, 2009 versus 9.38% at December 31, 2008 and 9.25% at September 30, 2009.  The Company’s tangible common equity ratio (non-GAAP financial measure) was 6.93% at December 31, 2009 versus 6.91% at December 31, 2008 and 7.17% at September 30, 2009.

•Loan and Lease Loss Provision: Due to the  charge-offs resulting from the liquidation of problem loans, the provision for loan and lease losses increased to $23 million in the fourth quarter of 2009 from $7 million in the fourth quarter of 2008 and $3 million in the third quarter of 2009.

•Asset Quality: Non-accrual loans and leases declined to $7 million or 0.6% of loans and leases outstanding at December 31, 2009 versus $16 million or 1.4% of loans and leases outstanding at December 31, 2008 and $35 million or 3.1% of loans and leases outstanding at September 30, 2009. This represents an 81% decline on a linked quarter basis.  Net loan and lease charge-offs of $24 million were recorded in the fourth quarter of 2009 in part to account for the liquidity discount required to sell distressed loans. Net loan and lease charge-offs totaled $3 million in the fourth quarter of 2008 and $2 million in the third quarter of 2009. The allowance for loan and lease losses totaled $29 million at December 31, 2009, $19 million at December 31, 2008 and $29 million at September 30, 2009. These allowance balances represented 2.6%, 1.7% and 2.7% of total loans and leases, respectively, at such dates. The ratio of the allowance for loan and lease losses as a percentage of non-accrual loans and leases, excluding non-accrual loans categorized as held for sale, was 474%, 120% and 116% at December 31, 2009, December 31, 2008 and September 30, 2009, respectively. The Company held no other real estate owned at December 31, 2009, December 31, 2008 or September 30, 2009.

•Loans and Leases: Loans and leases outstanding decreased by 3% to $1.1 billion at December 31, 2009 versus December 31, 2008 and declined by 2% versus September 30, 2009 primarily due to the loan sales and weak loan demand.

•Core Deposits: Core deposits increased to $995 million at December 31, 2009 versus $964 million at December 31, 2008 and $899 million at September 30, 2009. Core deposits represented 74% of total deposits at December 31, 2009, 65% of total deposits at December 31, 2008 and 69% of total deposits at September 30, 2009.  Demand deposits increased by 8% to $381 million at December 31, 2009 versus $352 million at the comparable 2008 date and increased by 5% from $363 million at September 30, 2009.

Earnings Summary for the Quarter Ended December 31, 2009
The Company recorded a net loss of $12.7 million for the fourth quarter of 2009 versus a net loss of $4.1 million in the comparable 2008 period. The provision for loan and lease losses was $23.0 million in the fourth quarter of 2009, representing an increase of $16.0 million versus the comparable 2008 period. The significant increase in the fourth quarter 2009 provision was due to several factors, including a $21 million increase in net charge-offs in 2009 resulting from the aforementioned sale of non-performing and classified credits coupled with internal risk rating downgrades of several large commercial loan relationships.

Net interest income increased by $327 thousand or 2.1% to $16.2 million in the fourth quarter of 2009 versus the fourth quarter of 2008. This improvement was due to a seven basis point increase in the Company’s net interest margin to 4.15% in the fourth quarter of 2009 despite a 62 basis point decline in the Company’s fourth quarter 2009 average earning-asset yield to 5.03%. The lower earning-asset yield resulted principally from 63 and 98 basis point reductions in the average yields on loans and leases and securities to 5.42% and 4.14%, respectively. Total loans declined by $34 million or 3% to $1.1 billion at December 31, 2009 versus December 31, 2008. The securities portfolio, which had an unrealized positive pre-tax mark to fair value of $10 million at December 31, 2009 and an estimated weighted average life of three years, increased by $4 million to $416 million at December 31, 2009 versus December 31, 2008.

Partially offsetting the decreased average earning-asset yield in the fourth quarter was a 78 basis point reduction in the Company’s average cost of interest-bearing liabilities to 1.25% in the fourth quarter of 2009 versus 2.03% in the fourth quarter of 2008. The lower cost of funds resulted from growth in lower-cost core deposit balances coupled with the Company’s overall lowering of deposit rates between the fourth quarter of 2008 and the fourth quarter of 2009 as deposit market pricing eased. Total deposits declined by $131 million to $1.3 billion at December 31, 2009 versus December 31, 2008. This decrease was due to a $163 million reduction in higher-cost short-term time deposits, partially offset by continued core deposit growth. Federal funds purchased and other temporary borrowings increased by $45 million at December 31, 2009 versus December 31, 2008. During the fourth quarter of 2009, the Company exchanged its 8.25% subordinated notes due to mature in 2013, with an outstanding principal balance of $10 million, for 1,656,600 shares of newly issued common stock.

Total non-interest income increased by $4.8 million in the fourth quarter of 2009 versus the fourth quarter of 2008 largely due to a $6.2 million non-cash OTTI write-down of two investment securities recorded in the fourth quarter of 2008 as compared to no such charges during the fourth quarter of 2009. Partially offsetting this improvement were reductions in sweep program fees (down $153 thousand) and customer interest rate swap income (down $1.1 million) in the fourth quarter of 2009 as compared to the fourth quarter of 2008.

Fourth quarter 2009 total operating expenses increased by $4.2 million, or 37.7%, to $15.5 million compared to the fourth quarter of 2008. This was primarily due to an increase in credit and collection expenses inclusive of a $3.0 million charge to write-down the carrying value of loans held for sale to their estimated fair value. Salaries and employee benefits expenses increased by $641 thousand primarily as the result of increases in long-term equity and incentive-based compensation expenses. FDIC and NYS assessment costs increased by $356 thousand as the result of a higher FDIC insurance rate in 2009, coupled with fees associated with the Treasury Transaction Account Guarantee Program which was not in existence for the entire 2008 fourth quarter. Other operating expenses increased by $1.0 million primarily as the result of expenses associated with the exchange of the Company’s subordinated notes during the fourth quarter of 2009.  Partially offsetting the foregoing expense increases were reductions in legal expenses (down $329 thousand) and marketing expenses (down $350 thousand) in the fourth quarter of 2009 compared to the fourth quarter of 2008. The Company’s fourth quarter 2009 operating efficiency ratio increased to 89.4% from 61.5% in the comparable 2008 period. Excluding the $3.0 million write-down of loans held for sale and $740 thousand in costs related to the exchange of the Company’s 8.25% subordinated notes for common equity recorded during the fourth quarter of 2009, the Company’s operating efficiency ratio would have been 67.6% (non-GAAP financial measure). The Company’s operating efficiency ratio was 66.7% in the third quarter of 2009.

The Company recorded an $8.7 million income tax benefit in the fourth quarter of 2009 versus a $2.1 million benefit in the comparable period a year ago.

Earnings Summary for the Year Ended December 31, 2009
The Company recorded a net loss of $14.8 million for the year ended December 31, 2009, compared to net income of $1.8 million for 2008. The decrease in net income resulted from several factors, most notably increases in the provision for loan and lease losses and total operating expenses of $22.3 million and $4.8 million, respectively. In addition, net interest income declined by $790 thousand in 2009 versus 2008. Partially offsetting these declines was a $1.1 million increase in non-interest income.

The increased provision for loan and lease losses in 2009 was due to several factors, including an $18 million increase in net charge-offs in 2009 driven largely by the sale of non-performing loans, growth in watch list assets and internal risk rating downgrades of several large commercial loan relationships.

The decrease in net interest income was due to a nine basis point narrowing of the Company’s net interest margin to 4.03% for 2009 versus 4.12% for 2008. A 98 basis point reduction in the cost of interest-bearing liabilities was more than offset by the 110 basis point decline in the average rate earned on the Company’s loan portfolio during 2009. Average interest-earning assets grew by $12 million or 1% in 2009 versus 2008.

The increase in non-interest income in 2009 as compared to 2008 resulted principally from a $2.2 million reduction in non-cash OTTI charges coupled with a $947 thousand increase in net gains on the sales of securities in 2009. These improvements were partially offset by a decrease in other operating income of $1.8 million, due to reductions in sweep program fees in 2009 coupled with income recorded on certain customer interest rate swaps in 2008 versus losses recorded in 2009.

Total operating expenses increased by $4.8 million or 10.9% to $48.5 million in 2009, primarily due to an increase in credit and collection expenses including $4.0 million in write-downs of loans held for sale to their estimated fair value in 2009 versus $250 thousand in such charges recorded in 2008; and a $2.8 million increase in FDIC and NYS assessment expenses in 2009 resulting from higher FDIC insurance premiums, additional deposit insurance programs and the FDIC special assessment of $730 thousand recorded in the second quarter of 2009. Partially offsetting these increases was a reduction in legal expenses of $2.3 million.

The Company recorded a $9.6 million income tax benefit in 2009 versus a $451 thousand income tax expense in 2008.

Asset Quality
Non-accrual loans and leases declined to $7 million or 0.6% of total loans and leases outstanding at December 31, 2009 versus $16 million or 1.4% of total loans and leases outstanding at December 31, 2008 and $35 million or 3.1% of total loans and leases outstanding at September 30, 2009.  Non-accrual loans categorized as held for sale, previously written down to estimated fair value, amounted to $1 million at December 31, 2009, $2 million at December 31, 2008 and $9 million at September 30, 2009.  Total non-accrual loans at December 31, 2009 declined by $28 million or 81% from September 30, 2009 primarily as a result of loan sales of $22 million and other charge-offs/write-downs of $6 million. These reductions largely relate to seven commercial real estate relationships. The reduction in non-accrual loans and leases at December 31, 2009 compared to December 31, 2008 resulted primarily from payments received and charge-offs of $4 million and $8 million, respectively, on four commercial real estate relationships as well as the combined impact of additions to non-accrual loans throughout the year and the disposition of problem loans and other charge-offs and write-downs in the fourth quarter. The allowance for loan and lease losses as a percentage of non-accrual loans and leases, excluding non-accrual loans categorized as held for sale, increased to 474% at December 31, 2009 from 120% at December 31, 2008 and 116% at September 30, 2009. The Company held no other real estate owned at December 31, 2009, December 31, 2008 or September 30, 2009.

As of December 31, 2009, the Company’s allowance for loan and lease losses amounted to $29 million or 2.6% of period-end loans and leases outstanding (excluding loans held for sale). The allowance as a percentage of loans and leases outstanding (excluding loans held for sale) was 1.7% at December 31, 2008 and 2.7% at September 30, 2009.

The Company recorded net loan and lease charge-offs of $24 million in the fourth quarter of 2009 versus $3 million in the fourth quarter of 2008 and $2 million in the third quarter of 2009. As a percentage of average total loans and leases outstanding, these net amounts represented, on an annualized basis, 8.5% for the fourth quarter of 2009, 1.0% for the fourth quarter of 2008 and 0.6% for the third quarter of 2009.

Capital
Total stockholders’ equity was $149 million at December 31, 2009 compared to $154 million at December 31, 2008 and $152 million at September 30, 2009, largely reflecting the net loss recorded for the year and the quarter ended December 31, 2009. Substantially offsetting the 2009 net loss was an increase in equity recorded as a result of the December 2009 exchange of the Company’s $10 million, 8.25% subordinated notes for an aggregate of 1,656,600 shares of common stock. Each share of common stock in the exchange was valued at $6.50.

The Company has $20 million in outstanding trust preferred securities that qualify as Tier I capital. During 2009, the weighted average cost of the Company’s trust preferred securities was 4.12% versus 6.35% for 2008.

The Company’s capital ratios exceeded all regulatory requirements at December 31, 2009. The Bank’s Tier I leverage, Tier I risk-weighted and total risk-weighted capital ratios were 8.46%, 10.98% and 12.24%, respectively, at December 31, 2009. Each of these ratios exceeds the regulatory guidelines for a “well capitalized” institution, the highest regulatory capital standard. Even excluding the capital received through the CPP, the Company’s tangible common equity to tangible assets ratio (non-GAAP financial measure) is very strong at 6.93% as of December 31, 2009 versus 6.91% at December 31, 2008 and 7.17% at September 30, 2009.

The Board of Directors of the Company declared a $0.05 per share cash dividend on its common stock on January 26, 2010. The cash dividend will be paid on March 17, 2010 to stockholders of record on February 17, 2010.

The Company did not repurchase any of its common stock in 2009. Under the Board of Directors’ existing authorization, up to 512,348 shares may be repurchased from time to time as conditions warrant. The Company does not presently anticipate repurchasing any of its shares in the immediate future.

Corporate Information
State Bancorp, Inc. is the holding company for State Bank of Long Island.  In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate headquarters in Jericho. The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse customer base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Non-GAAP Disclosure
This press release includes non-GAAP financial measures of tangible common equity ratio and operating efficiency ratio excluding the write down of loans held for sale and the costs related to the exchange of the Company’s subordinated notes for common equity during the fourth quarter of 2009. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by generally accepted accounting principles in the United States (GAAP).  The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company’s marketplace performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP.

Forward-Looking Statements and Risk Factors
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.

Financial Highlights Follow

Contacts:
Brian K. Finneran, Chief Financial Officer
516-465-2251
bfinneran@statebankofli.com

Anthony J. Morris, Chief Marketing &
Corporate Planning Officer
516-495-5098
amorris@statebankofli.com

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Years Ended December 31, 2009 and 2008 (unaudited)

	Three Months		Years
	2009	2008	2009	2008
INTEREST INCOME:
Interest and fees on loans and leases	$15,166,305	$16,888,035	$60,200,479	$70,258,403
Federal funds sold and securities purchased under agreements to resell	-	18,123	6,272	981,360
Securities available for sale:
Taxable	4,353,266	5,015,983	17,677,479	19,595,348
Tax-exempt	21,752	45,645	87,942	200,291
Dividends	-	-	-	39,667
Dividends on Federal Home Loan Bank and other restricted stock	33,200	(44,870)	107,573	367,964
Total interest income	19,574,523	21,922,916	78,079,745	91,443,033

INTEREST EXPENSE:
Deposits	2,750,759	5,453,446	13,338,605	23,328,670
Temporary borrowings	27,207	76,652	116,066	3,009,813
Senior unsecured debt	280,476	-	843,644	-
Subordinated notes	158,706	231,185	852,262	924,741
Junior subordinated debentures	183,667	315,314	849,695	1,309,903
Total interest expense	3,400,815	6,076,597	16,000,272	28,573,127

Net interest income	16,173,708	15,846,319	62,079,473	62,869,906
Provision for loan and lease losses	23,000,000	7,000,000	39,500,000	17,225,744
Net interest income after provision for loan and lease losses	(6,826,292)	8,846,319	22,579,473	45,644,162

NON-INTEREST INCOME:
Service charges on deposit accounts	471,023	593,821	2,161,324	2,217,161
Other-than-temporary impairment losses on securities	-	(6,203,195)	(4,000,000)	(6,203,195)
Net (losses) gains on sales of securities	(173,463)	(2,911)	994,251	47,548
Income from bank owned life insurance	141,014	98,820	694,778	891,337
Other operating income	423,435	1,623,156	1,648,867	3,412,043
Total non-interest income	862,009	(3,890,309)	1,499,220	364,894
Income before operating expenses	(5,964,283)	4,956,010	24,078,693	46,009,056

OPERATING EXPENSES:
Salaries and other employee benefits	6,150,188	5,509,085	23,373,202	22,879,664
Occupancy	1,555,126	1,730,166	5,895,768	5,930,242
Equipment	316,234	396,771	1,224,773	1,315,517
Legal	250,830	579,392	784,120	3,115,008
Marketing and advertising	25,000	375,000	775,000	811,808
FDIC and NYS assessment	657,000	300,551	3,627,661	865,924
Credit and collection	3,679,882	513,660	5,193,335	1,058,965
Other operating expenses	2,832,825	1,831,842	7,629,591	7,774,223
Total operating expenses	15,467,085	11,236,467	48,503,450	43,751,351

(LOSS) INCOME BEFORE INCOME TAXES	(21,431,368)	(6,280,457)	(24,424,757)	2,257,705
(Benefit) provision for income taxes	(8,690,860)	(2,136,802)	(9,604,659)	451,102

NET (LOSS) INCOME	(12,740,508)	(4,143,655)	(14,820,098)	1,806,603

Preferred dividends and accretion	514,576	142,937	2,058,304	142,937
NET (LOSS) INCOME AVAILABLE TO COMMON STOCKHOLDERS	$(13,255,084)	$(4,286,592)	$(16,878,402)	$1,663,666

STATE BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008 (unaudited)

	2009	2008
ASSETS:
Cash and due from banks	$28,624,393	$101,988,240
Securities purchased under agreements to resell	-	1,000,000
Total cash and cash equivalents	28,624,393	102,988,240
Securities available for sale - at estimated fair value	415,985,214	412,379,205
Federal Home Loan Bank and other restricted stock	7,360,943	4,823,143
Loans and leases (net of allowance for loan and lease losses of $28,710,968 in 2009 and $18,668,451 in 2008)	1,068,924,209	1,098,548,188
Loans held for sale	669,649	5,321,577
Bank premises and equipment - net	6,338,650	6,688,432
Bank owned life insurance	30,592,734	29,897,956
Net deferred income taxes	27,485,579	18,142,368
Prepaid FDIC assessment	7,532,980	-
Other assets	14,198,064	14,705,393
TOTAL ASSETS	$1,607,712,415	$1,693,494,502

LIABILITIES:
Deposits:
Demand	$381,066,001	$351,629,362
Savings	613,894,179	612,251,609
Time	354,601,424	517,167,256
Total deposits	1,349,561,604	1,481,048,227
Other temporary borrowings	48,000,000	3,000,000
Senior unsecured debt	29,000,000	-
Subordinated notes	-	10,000,000
Junior subordinated debentures	20,620,000	20,620,000
Overnight sweep and settlement accounts payable, net	678,140	13,174,175
Other accrued expenses and liabilities	11,337,538	11,732,765
Total Liabilities	1,459,197,282	1,539,575,167

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, authorized 250,000 shares; 36,842 shares issued and outstanding; liquidation preference of $36,842,000	36,016,376	35,800,172
Common stock, $0.01 par value in 2009 and $5.00 par value in 2008, authorized 50,000,000 shares in 2009 and 20,000,000 shares in 2008; issued 17,297,546 shares in 2009 and 15,490,895 shares in 2008; outstanding 16,331,862 shares in 2009 and 14,461,634 shares in 2008	172,976	77,454,475
Warrant	1,056,842	1,056,842
Surplus	178,673,153	89,984,480
Retained deficit	(57,432,360)	(37,634,783)
Treasury stock (965,684 shares in 2009 and 1,029,261 shares in 2008)	(16,276,266)	(17,262,240)
Accumulated other comprehensive income (net of taxes of $4,149,974 in 2009 and $2,976,111 in 2008)	6,304,412	4,520,389
Total Stockholders' Equity	148,515,133	153,919,335
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,607,712,415	$1,693,494,502

STATE BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
For the Three Months and Years Ended December 31, 2009 and 2008 (unaudited)
(dollars in thousands, except share and per share data)

	Three Months				Years
	2009		2008		2009		2008
SELECTED AVERAGE BALANCES (1):
Total assets	$1,633,627		$1,649,268		$1,633,388		$1,632,223
Loans and leases - net of unearned income	$1,110,890		$1,112,383		$1,116,507		$1,082,609
Investment securities	$419,795		$392,930		$398,689		$397,591
Deposits	$1,386,343		$1,464,315		$1,395,280		$1,353,515
Stockholders' equity	$154,222		$123,618		$151,663		$117,215

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	(3.09	) %	(1.00	) %	(0.91	) %	0.11%
Return on average common stockholders' equity	(42.75	) %	(14.57	) %	(12.80	) %	1.58%
Net interest margin	4.15%		4.08%		4.03%		4.12%
Operating efficiency ratio	89.39%		61.54%		72.35%		62.46%

CAPITAL RATIOS (2):
Tier I leverage ratio	8.68%		9.38%		8.68%		9.38%
Tier I risk-based capital ratio	11.27%		12.03%		11.27%		12.03%
Total risk-based capital ratio	12.53%		14.07%		12.53%		14.07%
Tangible common equity ratio (3)	6.93%		6.91%		6.93%		6.91%

ASSET QUALITY SUMMARY:
Non-accrual loans and leases (2) (4)	$6,733		$16,072		$6,733		$16,072
Non-accrual loans and leases/total loans and leases (2)	0.61%		1.43%		0.61%		1.43%
Allowance for loan and lease losses/non-accrual loans and leases (2) (5)	474%		120%		474%		120%
Allowance for loan and lease losses/total loans and leases (2) (5)	2.62%		1.67%		2.62%		1.67%
Net charge-offs	$23,690		$2,904		$29,457		$11,260
Net charge-offs (annualized)/average loans and leases	8.46%		1.04%		2.64%		1.04%

COMMON SHARE DATA:
Average common shares outstanding	14,931,175		14,302,144		14,500,855		14,148,957
Period-end common shares outstanding	16,331,862		14,461,634		16,331,862		14,461,634
Net (loss) income per common share - basic (6)	$(0.89)		$(0.30)		$(1.16)		$0.12
Net (loss) income per common share - diluted (6)	$(0.89)		$(0.30)		$(1.16)		$0.12
Tangible book value per common share (2)	$6.82		$8.09		$6.82		$8.09
Cash dividends per common share	$0.05		$0.10		$0.20		$0.50

(1) Weighted daily average balance for period noted.

(2) At period end.

(3) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders’ equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. With respect to the calculation of the actual unaudited TCE ratio as of December 31, 2009, reconciliations of tangible common equity to GAAP total common stockholders’ equity and tangible assets to GAAP total assets are set forth below:

Total stockholders' equity	$148,515		Total assets				$1,607,712
Less: preferred stock	(36,016)		Less: intangible assets				-
Less: warrant	(1,057)		Tangible assets				$1,607,712
Total common stockholders' equity	111,442
Less: intangible assets	-
Tangible common equity	$111,442

(4) Non-accrual loans and leases	Quarter-to-date		Year-to-date
Beginning balance	$34,656		$16,072
Additions	1,550		30,839
Charge-offs	(15,001)		(18,982)
Sales proceeds and payments received	(14,472)		(21,196)
Ending balance December 31, 2009	$6,733		$6,733

(5) Excluding loans held for sale.

(6) The sum of the four quarters’ net (loss) income per common share in 2009 will not equal the full year amount as a result of the December 2009 exchange of the Company’s $10 million of 8.25% subordinated notes for an aggregate of 1,656,600 shares of common stock.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Three Months Ended December 31, 2009 and 2008 (unaudited)
(dollars in thousands)

	2009			2008
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$419,795	$4,383	4.14%	$392,930	$5,057	5.12%
Federal Home Loan Bank and other restricted stock	5,901	34	2.29	2,614	(45)	-
Federal funds sold	-	-	-	326	-	-
Securities purchased under agreements to resell	-	-	-	24,250	18	0.30
Interest-bearing deposits	9,991	2	0.08	18,187	23	0.50
Loans and leases (3)	1,110,890	15,177	5.42	1,112,383	16,914	6.05
Total interest-earning assets	1,546,577	$19,596	5.03%	1,550,690	$21,967	5.65%
Non-interest-earning assets	87,050			98,578
Total Assets	$1,633,627			$1,649,268

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$609,967	$1,051	0.68%	$609,400	$1,722	1.12%
Time deposits	393,564	1,700	1.71	529,323	3,732	2.80
Total savings and time deposits	1,003,531	2,751	1.09	1,138,723	5,454	1.91
Federal funds purchased	-	-	-	1,326	6	1.80
Other temporary borrowings	16,174	27	0.66	20,576	70	1.35
Senior unsecured debt	29,000	281	3.84	-	-	-
Subordinated notes	6,848	159	9.21	10,000	231	9.19
Junior subordinated debentures	20,620	184	3.54	20,620	315	6.08
Total interest-bearing liabilities	1,076,173	3,402	1.25	1,191,245	6,076	2.03
Demand deposits	382,812			325,592
Other liabilities	20,420			8,813
Total Liabilities	1,479,405			1,525,650
Stockholders' Equity	154,222			123,618
Total Liabilities and Stockholders' Equity	$1,633,627			$1,649,268
Net interest income/margin		16,194	4.15%		15,891	4.08%
Less tax-equivalent basis adjustment		(21)			(45)
Net interest income		$16,173			$15,846

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $10 and $19 in 2009 and 2008, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $11 and $26 in 2009 and 2008, respectively.

STATE BANCORP, INC. AND SUBSIDIARIES
NET INTEREST INCOME ANALYSIS
For the Years Ended December 31, 2009 and 2008 (unaudited)
(dollars in thousands)

	2009			2008
	Average		Average	Average		Average
	Balance (1)	Interest	Yield/Cost	Balance (1)	Interest	Yield/Cost
ASSETS:
Interest-earning assets:
Securities (2)	$398,689	$17,781	4.46%	$397,591	$19,846	4.99%
Federal Home Loan Bank and other restricted stock	5,783	108	1.87	6,729	368	5.47
Federal funds sold	-	-	-	82	-	-
Securities purchased under agreements to resell	4,890	6	0.12	35,760	981	2.74
Interest-bearing deposits	16,072	26	0.16	7,004	80	1.14
Loans and leases (3)	1,116,507	60,257	5.40	1,082,609	70,364	6.50
Total interest-earning assets	1,541,941	$78,178	5.07%	1,529,775	$91,639	5.99%
Non-interest-earning assets	91,447			102,448
Total Assets	$1,633,388			$1,632,223

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Savings deposits	$600,095	$4,629	0.77%	$560,615	$7,901	1.41%
Time deposits	444,206	8,710	1.96	472,070	15,428	3.27
Total savings and time deposits	1,044,301	13,339	1.28	1,032,685	23,329	2.26
Federal funds purchased	225	1	0.44	6,129	167	2.72
Securities sold under agreements to repurchase	863	4	0.46	-	-	-
Other temporary borrowings	15,805	111	0.70	112,937	2,842	2.52
Senior unsecured debt	21,929	844	3.85	-	-	-
Subordinated notes	9,205	852	9.26	10,000	925	9.25
Junior subordinated debentures	20,620	850	4.12	20,620	1,310	6.35
Total interest-bearing liabilities	1,112,948	16,001	1.44	1,182,371	28,573	2.42
Demand deposits	350,979			320,830
Other liabilities	17,798			11,807
Total Liabilities	1,481,725			1,515,008
Stockholders' Equity	151,663			117,215
Total Liabilities and Stockholders' Equity	$1,633,388			$1,632,223
Net interest income/margin		62,177	4.03%		63,066	4.12%
Less tax-equivalent basis adjustment		(98)			(196)
Net interest income		$62,079			$62,870

(1) Weighted daily average balance for period noted.
(2) Interest on securities includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $42 and $90 in 2009 and 2008, respectively.
(3) Interest on loans and leases includes the effects of tax-equivalent basis adjustments, using a 34% tax rate. Tax-equivalent basis adjustments were $56 and $106 in 2009 and 2008, respectively.